Exhibit 6.8

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is effective as of the 1st day of February, 2015.

BETWEEN:

BRAZIL POTASH CORP., a body corporate duly incorporated under the laws of Ontario, and having a registered office at 800 – 65 Queen Street West, Toronto, Ontario, M5H 2M5

(hereinafter called the “Company”)

OF THE FIRST PART

AND:

IRON STRIKE INC., a body corporate duly incorporated under the laws of Ontario, and having a registered office at 1462 Highbush Trail, Pickering, Ontario, L1V 1N5

(hereinafter called the “Consultant”)

OF THE SECOND PART

FOR VALUABLE CONSIDERATION duly exchanged, it is hereby agreed as follows:

1. The Consultant shall provide the services of Matthew Simpson to deliver management, business and operational consulting services to the Company in the capacity as the Chief Executive Officer of the Company. The Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity or capacities as determined by resolution of the board of directors of the Company and shall perform such duties and exercise such powers as may from time to time be determined by resolution of the board of directors, as an independent contractor.

2. The term of this Agreement shall be on a month to month basis commencing on the date of this agreement, subject to the termination provisions in paragraphs [13 to 16].

3. The base fee for the Consultant’s services hereunder shall be at an initial rate of US$33,333.33 per month (the “Initial Base Fee”), plus applicable taxes. As of July 1, 2015 the Initial Base Fee shall increase to US$54,166.67 per month (the “Base Fee”), plus applicable taxes, together with any such increments thereto as the Board of Directors of the Company may from time to time determine, payable in advance on the first business day of each calendar month.

4. In addition, the Company intends to establish a milestone-based bonus program whereby members of management would receive a cash bonus upon completion of a strategic transaction (including investment) involving the Company. Awards under such plan would be made in the discretion of the Board taking into account, among other things, the contribution individuals make to the completion of the strategic transaction, the terms and structure of the transaction and the value that the transaction implies to the Company and its assets. The Consultant shall be entitled to participate, in the discretion of the board of directors of the Company as to quantum, frequency, and criteria, in any such cash based incentive program of the Company. The Consultant’s eligibility to participate in any such plan shall survive the termination of this Agreement for a period of six months.

5. The Consultant shall be responsible for:

a.	the payment of income taxes and goods and services tax remittances as shall be required by any governmental entity with respect to fees paid by the Company to the Consultant;

b.	maintaining proper financial records of the Consultant, which records will detail, amongst other things, expenses incurred on behalf of the Company; and

c.

obtaining all necessary licenses and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of services hereunder and the Consultant shall, when requested, provide the Company with adequate evidence of compliance with this paragraph.

6. The terms “subsidiary” and “subsidiaries” as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

7. During the term of this Agreement, the Consultant shall provide the consulting services to the Company, and the Consultant shall be available to provide such services to the Company in a timely manner subject to availability at the time of the request. Due to conflict of interest considerations, the Consultant shall provide the Company with written notice prior to providing any services to any enterprise other than the Company and the Company acknowledges that the Consultant has advised the Company that the Consultant currently provides services to the following: Forbes & Manhattan, Inc., Black Iron Inc. and certain other companies within the Forbes & Manhattan Group of Companies. Similarly, the Consultant hereby represents and warrants to the Company that the entering into of this Agreement and the performance of its obligations hereunder does not and will not conflict with the terms of any other consulting or employment agreement to which the Consultant is a party.

8. The Consultant shall be reimbursed for all traveling and other expenses actually and properly incurred as an agent of the Company in connection with the duties hereunder. For all such expenses the Consultant shall furnish to the Company an itemized invoice, detailing the expenses incurred, including receipts for such expenses on a monthly basis, and the Company will reimburse the Consultant within fourteen days of receipt of the Consultant’s invoice for all appropriate invoiced expenses.

9. The Consultant shall not, either during the continuance of this contract or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company’s purposes and shall not (either during the continuance of this Agreement or at any time thereafter) use, for the Consultant’s own purposes or for any purpose other than those of the Company, any information the Consultant may obtain in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries. This obligation of confidentiality shall not apply to the information that is publicly available prior to the date of this agreement and information that subsequently becomes publicly available other than through the Consultant’s breach of this agreement. In addition, the Consultant agrees to execute and abide by the Company’s Code of Conduct.

10. The Company shall own and have the right and license to use, copy, modify and prepare derivative works of any of the Consultant’s Work Product (defined herein) generated by the services to be performed by the Consultant pursuant hereto during the course of the engagement. “Work Product” shall mean all intellectual property including trade secrets, copyrights, patentable inventions or any other rights in any programming, documentation, technology or other work product created in connection with the services to be performed by the Consultant pursuant hereto.

11. The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant’s ability in a competent and professional manner and use best efforts to promote the interests of the Company.

12. This Agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees whatsoever either by way of anticipated earnings or damages of any kind by advising the Consultant in writing. Just cause shall be defined to include, but is not limited to the following:

a.	Fraud;

b.	Theft;

c.	Breach of fiduciary duties;

d.	Being guilty of bribery or attempted bribery; or

e.	Gross mismanagement.

The Company may terminate this Agreement without cause by making a payment to the Consultant that is equivalent to six months Base Fees payable to the Consultant. In the event of termination under this paragraph, any securities compensation granted to the Consultant shall be dealt with in accordance with the terms of the Company’s stock option plan.

13. The Consultant may terminate this Agreement by giving the Company three months written notice of his intention to terminate the Agreement and shall forthwith resign any position or office that the Consultant then holds with the Company or any subsidiary of the Company. On the giving of such notice by Consultant, or at any time thereafter, the Company shall have the right to elect to immediately terminate this Agreement, and upon such election, shall provide the Consultant with a lump sum equal to the base salary only for three months or to such proportion of the time that remains outstanding at the time of the election.

14. In the event this Agreement is terminated for just cause, then at the request of the Board of Directors of the Company, the Consultant shall forthwith resign any position or office that the Consultant then holds with the Company or any subsidiary of the Company.

15. In the event that there is a Change in Control (as defined below) during the term of this Agreement and within the twelve months following completion of the Change in Control the Company terminates this Agreement, then the Company shall, within 30 days of such termination, make a lump sum termination payment to the Consultant that is equivalent to 36 months Base Fees plus an amount that is equivalent to all cash bonuses paid to the Consultant in the 36 months prior to the Change in Control. Following a Change in Control, all stock options granted to the Consultant shall be dealt with in accordance with the terms of the Company’s stock option plan however all stock options granted to the Consultant, but not yet vested, shall vest immediately.

As used herein, “Change in Control” shall be defined as the occurrence of any one or more of the following events:

(1) the acquisition, directly or indirectly, by any person (person being defined as an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Business Corporations Act (Ontario)) or group of persons acting jointly or in concert, as such terms are defined in the Securities Act (Ontario), of: (A) shares or rights or options to acquire shares of the Company or securities that are convertible into shares of the Company or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 50% or more of the votes entitled to be cast at a meeting of the shareholders of the Company; (B) shares or rights or options to acquire shares, or their equivalent, of any material subsidiary of the Company or securities which are convertible into shares of the material subsidiary or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 50% or more of the votes entitled to be cast a meeting of the shareholders of the material subsidiary; or (C) more than 50% of the material assets of the Company, including the acquisition of more than 50% of the material assets of any material subsidiary of the Company; or

(2) as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Company or any of its Affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Company for election to the Company’s board of directors do not constitute a majority of the Company’s board of directors.

16. The Consultant expressly agrees and represents that the services to be performed by the Consultant pursuant hereto are not in contravention of any non-compete or non-solicitation obligations by which the Consultant is bound.

17. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

18. The parties shall indemnify and save each other harmless from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which either party, including their respective officers, employees or agents may suffer as a result of the negligence of the other party in the performance or non-performance of this Agreement.

19. It is expressly agreed, represented and understood that the parties hereto have entered into an arms length independent contract for the rendering of consulting services and that the Consultant is not the employee, agent or servant or the Company. Further, this agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal- agent or any other relationship apart from an independent contractor and contractee relationship. Payments made to the Consultant hereunder shall be made without deduction at source by the Company for the purpose of withholding income tax, unemployment insurance payments or Canada Pension Plan contributions or the like.

20. Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the second business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the second business day following the date of the mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

21. The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company. For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

22. The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

23. Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

24. This Agreement shall be governed by and interpreted exclusively in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The courts of Ontario shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

25. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

26. The Consultant acknowledges that the Company recommended that the Consultant obtain independent legal advice before executing this Agreement and that by executing this Agreement, the Consultant represents that such independent legal advice was obtained.

IN WITNESS WHEREOF, this Agreement has been executed as of the day, month and year first above written.

BRAZIL POTASH CORP.

/s/ Ryan Ptolemy
Authorized Signing Officer

IRON STRIKE INC.

/s/ Matthew Simpson
Matthew Simpson